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                        SECURITIES AND EXCHANGE COMMISSION


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                                    FORM 8-K



                                  CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



    Date of Report (date of earliest event reported):      April 7, 1994
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                                     Armco Inc.
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                 (Exact name of registrant as specified in charter)



             Ohio                    1-873-2             31-0200500
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(State or other jurisdiction        (Commission         (I.R.S. Employer
of incorporation or organization)   File Number)        Identification No.)



One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania   15219-1415
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         (Address of principal executive offices)               (Zip Code)



     Registrant's telephone number, including area code:  412/255-9800
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Item 2.   Acquisition or Disposition of Assets.

On April 7, 1994, Armco Steel Company, L.P. ("ASC"), a fifty percent owned joint venture limited partnership between subsidiaries of Armco Inc. ("Armco") and Kawasaki Steel Corporation, completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel Holding Corporation ("AK Steel"), a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of stock in AK Steel with a market value, based on the initial public offering price, of approximately $24 million. The stock represents about four percent of the outstanding shares immediately after the initial public offering. In addition, Armco was released from certain obligations to make future cash payments to the former joint venture. The exchange rate and other terms were determined by arm's-length negotiations as part of the restructuring and recapitalization of the former ASC joint venture.

As a result of the transaction, Armco expects to recognize nonrecurring gains in the second quarter of 1994 totaling approximately $67 million, or $.64 per share, primarily as a result of reversing the obligations discussed above, recognizing deferred pension curtailment gains established at ASC's formation and recording a tax benefit related to the effect of this transaction on its deferred tax asset position.

Item 7.   Financial Statements and Exhibits.

b.  Pro forma financial information

The transaction involves the disposition of Armco's interest in ASC, a joint venture accounted for as an equity investment. Because of the limited number of pro forma adjustments, a narrative description of the pro forma effects of the transaction is furnished in lieu of full pro forma financial statements.

In 1993, cumulative losses reported by ASC resulted in a reduction of Armco's investment in the joint venture to zero, after which Armco stopped recording its equity in ASC's results. Had the transaction occurred as of January 1, 1993, Armco's 1993 pro forma results of operations would have benefited by $27.9 million, the share of the losses of ASC recorded by Armco during 1993. Excluding these losses, Armco's 1993 net loss would have been $613.9 million.

In addition, the pro forma balance sheet as of December 31, 1993 would have reflected an increase of approximately $91 million in Armco's shareholders' equity. $67 million of this increase would be in retained earnings following the release from certain liabilities, the immediate recognition of deferred pension gains established at ASC's formation and $30 million of tax benefit related to the effect of this transaction on Armco's deferred tax asset position. These adjustments would decrease noncurrent liabilities and increase the noncurrent deferred tax asset. Shareholders' equity would also increase approximately $24 million for unrealized gains on the 1,023,987 shares AK Steel stock received in the transaction. The $24 million investment in this stock (based on the initial offering price of $23.50 per share) would be recorded as a current asset available for sale.

c.  Exhibits

     2. Equity Exchange Agreement, dated as of March 29, 1994, between AK Steel Holding Corporation, AK Steel Corporation, Armco Inc., AJV Investments Inc., Kawasaki Steel Investments, Inc. and
         KSCA Incorporated.


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                                     SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ARMCO INC.



Date:   April 21, 1994	             By:    /s/ Gary R. Hildreth
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                                               Gary R. Hildreth
                                                Vice President
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